Exhibit 99.4

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Standard Financial Corp. and Allegheny Valley Bancorp. under the assumptions and adjustments set forth in the accompanying notes.  The pro forma information, while helpful in illustrating the financial characteristics of Standard AVB Financial Corp. following the merger under one set of assumptions, does not attempt to predict or suggest future results.  The pro forma information also does not necessarily reflect what the historical results of Standard AVB Financial Corp. would have been had our companies been combined during the period or as of the date for which the pro forma information is presented.

Unaudited Pro Forma Combined Condensed Balance Sheet

As of March 31, 2017

($ in Thousands, Except for Per Share Data)

					Standard/
			Pro Forma		Allegheny
	Standard	Allegheny	Merger		Combined
	Historical (1)	Historical (1)	Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$12,756	$7,993	$(2,037	)(2)	$18,712
Securities	58,199	98,034	-	(3)	156,233
Loans receivable, net	387,927	314,627	(3,293	)(4)	699,261
Bank owned life insurance	15,139	6,486	-		21,625
Other assets	18,545	20,597	12,792	(5)	51,934
Total Assets	$492,566	$447,737	$7,462		$947,765

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$369,625	$333,967	$902	(6)	$704,494
Borrowed funds	46,626	62,540	-	(7)	109,166
Other Liabilities	2,370	1,639	-		4,009
Total Liabilities	418,621	398,146	902		817,669

Total Stockholders' Equity	73,945	49,591	6,560	(8)	130,096

Total Liabilities and Shareholders' Equity	$492,566	$447,737	$7,462		$947,765

(1)	From Standard's Form 10-Q for the quarterly period ended March 31, 2017, filed with the Securities and Exchange Commission on May 15, 2017, and Allegheny's unaudited financial statements as of March 31, 2017, respectively.
(2)	Reflects $1,508 of after-tax deal costs plus restructuring costs for Standard and $529 of merger costs for Allegheny. A portion of Allegheny's expenses have been charged to income and result in an increase Standard's combined goodwill. These one-time merger and integration expenses are estimated at approximately $3,700. The merger consideration was all common stock, thus no cash required, with the exception of cash payments for fractional shares.
(3)	No adjustment to carrying value of securities as all securities are held as "available for sale".
(4)	Consists of $861 yield discount and $6,318 credit discount on the acquired loan portfolio, offset in part by elimination of Allegheny's existing allowance for loan losses of $3,886.
(5)	Includes goodwill created from the merger of $16,543, core deposit intangible of $4,116, fixed assets market value adjustment of $384 and deferred taxes of $107 created in the acquisition, offset inpart by elimination of Allegheny's historical goodwill of $8,144.

Goodwill is calculated as follows:

	Fair Value of Net	Calculation of	Merger
	Assets Acquired	Goodwill	Consideration
	(In $000, except per share data)		(Cash/Stock)

Purchase price per share ($)**		$55.41
Number of AVLY shares acquired
- Issued and outstanding as of March 31, 2017		1,040,587
Stock portion of merger consideration		$57,659	100%
Cash portion of merger consideration		$-	0%
Purchase price, total		$57,659

Acquired common equity	$49,591
Less: AVLY deal costs	(529)
Less: Existing Goodwill	(8,144)
Acquired tangible common equity	$40,918

Taxable fair value accounting adjustments:
Loan yield discount	(861)
New loan credit discount	(6,318)
Elimination of existing loan ALLL	3,886
Certificates of Deposit Yield Premium	(902)
Core Deposit Intangible	4,116
Fixed assets	384
Net taxable fair value accounting adjustments	$305

Deferred Tax Asset from FV Adjusts @35%	(107)
Net Assets Acquired		$41,116
Goodwill		$16,543

    **Assumes Standard common stock price of $26.60, as of April 7, 2017, legal close date.

(6)	Reflects fair value adjustment for yield adjustment on acquired certficate of deposit portfolio.

(7)	Assumes immaterial yield adjustment from Allegheny borrowings, all of which are overnight borrowings from the Federal Home Loan Bank of Pittsburgh ("FHLB").

(8)	Adjustments include:

Elimination of Allegheny's investment in common stock (par value)	$(1,170)
Elimination of Allegheny's historical paid-in-capital	(2,556)
Elimination of Allegheny's historical retained earnings	(44,939)
Elimination of Allegheny's AOCI adjustment	(926)
Total Elimination of Allegheny's equity	$(49,591)

Plus: par value of Standard Financial common stock issued as merger consideration	$21
Plus: additional paid in capital of common stock issued as merger consideration	57,638
Less: Merger and restructuring expenses incurred by Standard	(1,508)

Net adjustments to equity	$6,560

(9)	Standard currently maintains a goodwill balance of $8.8 million, booked from prior acquisitions. The merger with Allegheny creates an additional $16.5 million of goodwill.

Unaudited Pro Forma Combined Condensed Income Statement

For the 6 Months Ended March 31, 2017

($ in Thousands, Except for Per Share Data)

					Standard/
			Pro Forma		Allegheny Valley
	Standard	Allegheny	Merger		Pro Forma
	Historical (1)	Historical (1)	Adjustments		Combined
Interest Income:
Loans	$7,492	$6,374	$596	(2)	$14,462
Investment Securities	721	1,417	-	(3)	2,138
Total Interest Income	8,213	7,791	596		16,600
Interest Expense:
Deposits	1,343	583	(189	)(4)	1,737
Borrowings	396	228	-	(5)	624
Total Interest Expense	1,739	811	(189)		2,361

Net Interest Income	6,474	6,980	785		14,239
Provision (recapture) for Loan and Lease Losses	40	200	-		240
Net Interest Income After Provision	6,434	6,780	785		14,479
Noninterest Income:
Service Charges	778	533	-		1,311
Earnings on Bank Owned Life Insurance	244	85	-		329
Other Non-Interest Income	233	441	-		674
Total Noninterest Income	1,255	1,059	-		2,314
Noninterest Expense:
Compensation and Employee Benefits	3,332	3,226	-		6,558
Premises and Occupancy Costs	654	484	-		1,138
Other Non-Interest Expense	1,915	3,000	(905	)(6)	4,010
Total Noninterest Expense	5,901	6,710	(905)		11,706

Income Before Income Taxes	1,788	1,129	1,690		4,607
Income Tax Provision	666	394	592	(7)	1,652

Net Income	$1,122	$735	$1,099		$2,956

Earnings per common share
Basic	$0.47	$0.71	$-		$0.65
Diluted	$0.45	$0.70	$-		$0.63

Weighted average common shares outstanding
Basic	2,404,455	1,034,904	2,168,097	(8)	4,572,552
Diluted	2,481,910	1,042,675	2,175,868	(9)	4,657,778

(1)	Based on Standard's Form 10-Q for the quarterly period ended March 31, 2017, filed with the Securities and Exchange Commission on May 15, 2017, and Allegheny's unaudited financial statements as of March 31, 2017, respectively.
(2)	Six months accretion of yield and credit discounts on acquired loans, assumes level yield amortization method, beginning yield discount of $861,000 and accretable credit discount of $3.9 million.
(3)	No adjustment to carrying value of securities as all securities are held as "available for sale".
(4)	Six months deposit premium amortization on certificate of deposit fair value adjustment, based on maturity profile of CD portfolio.
(5)	Assumes immaterial yield adjustment from Allegheny borrowings, all of which are overnight borrowings from the FHLB.
(6)	Reflects six months amortization cost of the core deposit intangible of $901,000 and eliminates the non-recurring merger expenses for the 6 months ended March 31, 2017 of $559,000 for Standard and $860,000 for Allegheny.
(7)	Marginal tax rate of 35.0%.
(8)	Reflects common shares issued as part of the merger consideration.
(9)	Reflects common shares issued as part of the merger consideration (2,168,097) plus additional diluted shares from the exchange of outstanding Allegheny stock options to Standard stock options.